Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), dated July 15, 2015, is between Otic Pharma, Inc., a Delaware corporation in formation (the “Company”), and Gregory J. Flesher, an individual (the “Executive”).

1.	POSITION AND RESPONSIBILITIES

a.    Position. The Executive shall be employed by the Company to render services to the Company and its parent company, Otic Pharma Ltd. (the “Parent”) in the position of Chief Executive Officer of the Company and the Parent commencing July 30, 2015. The Executive shall report to the Company’s and the Parent’s Board of Directors (as applicable, the “Board”) and perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to the Executive by the Board. The Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion. Concurrent with Executive’s commencement of service hereunder, subject to the amendment of the Articles of Association of the Parent to provide a Board seat for the Executive, the Executive shall be elected to the Board.

b.    Other Activities. Except upon the prior written consent of the Company, the Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that could reasonably be expected to interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company.

c.    No Conflict. Executive represents and warrants that the Executive’s execution of this Agreement, the Executive’s employment with the Company, and the performance of the Executive’s proposed duties under this Agreement shall not violate any obligations the Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

2.	COMPENSATION AND BENEFITS

a.    Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay the Executive a salary at the rate of $400,000 per year (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries and may be adjusted upward in the sole discretion of the Board, or a designated committee thereof.

b.    Annual Performance Bonus. The Executive will be eligible to receive an annual cash performance bonus (the “Performance Bonus”) for the achievement of the Performance Goals (as defined below). The amount of such Performance Bonus shall be determined at the discretion of the Board, or a designated committee thereof, which amount shall be targeted at forty percent (40%) of Executive’s Base Salary in the event of achievement of the Performance Goals in full by the Executive. The Board, or such designated committee, shall use as guidance for the determination of the Performance Bonus certain corporate and individual goals (the “Performance Goals”), which shall be established annually on a calendar year basis by Executive and the Board (or a designated committee thereof). Any Performance Bonus will be paid to Executive by March 15 of the year following the calendar year with respect to which a Performance Bonus is earned, so long as the Executive remains employed as of such payment date. As agreed by the Parties, year 2015 performance will not entitle the Executive to a “Performance Bonus”.

c.    Benefits. The Executive shall be eligible to participate in the benefits made generally available by the Company to senior executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion. In the event that the Company does not have appropriate medical and dental insurance in place on the date of this Agreement providing the Executive and his family with medical and dental coverage substantially equivalent to that provided by Executive’s most recent previous employer, then the Company shall reimburse Executive, on a taxable basis, for the cost of COBRA premiums associated with his continued coverage under the plans of his prior employer until the earlier of such time as Executive and his family are (i) eligible to be covered under a Company plan or (ii) no longer eligible for continued coverage under the plans of his prior employer, and thereafter shall have no further obligation to reimburse Executive for the cost of such COBRA premium.

d.    Vacation. In addition to nationally recognized holidays, the Executive shall be eligible to receive up to four (4) weeks of paid vacation per year and will receive paid Company holidays subject to the policies and procedures generally applicable to similarly situated executives for the Company as may be modified from time to time in the Company’s sole discretion.

e.    Expenses. The Company shall reimburse the Executive for reasonable business expenses incurred in the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines.

3.	EQUITY INCENTIVES

a.    Time-Based Grant. Subject to the completion of a 409A valuation and the resolution of the Board and shareholders of the Parent (the “Option Grant Conditions”), the Parent shall grant, from the shares available for grant pursuant to the Parent’s Share Option Plan (as amended, modified or restated from time to time, the “Share Incentive Plan”), to the Executive (so long as the Executive is employed as of the grant date), an option to purchase 378,539 ordinary shares of the Parent (the “First Grant”). The First Grant shall be an incentive stock option (ISO) to the maximum extent permitted by applicable tax laws. The First Grant shall vest and become exercisable as follows: 25% of the shares subject to the First Grant shall vest at the one year anniversary of the date of commencement of employment of the Executive and the remaining 75% of the shares subject to the First Grant shall vest quarterly over the next three years, provided that all vesting is conditioned on the Executive continuing to provide full-time services to the Company or the Parent as of the applicable vesting date (unless otherwise approved by the Board), and shall be subject to the additional acceleration set forth in Section 4.b. below.

b.    Performance-Related Grant. Upon satisfaction of the Option Grant Condition, Parent shall grant pursuant to the Share Incentive Plan, from the shares available for grant pursuant to the Share Incentive Plan, to the Executive (so long as the Executive is employed as of the grant date) an option to purchase that number of ordinary shares of the Parent equal to 1.0% of the fully diluted capitalization (as defined below) of the Parent as of the grant date (the “Performance Related Grant”). The Performance Related Grant shall be an ISO, to the maximum extent permitted by applicable tax laws. Such Performance Related Grant shall vest and become exercisable upon the achievement, between July 30, 2015 and October 31, 2016 of (a) the execution of a definitive agreement that results in the acquisition or licensing of a material asset of the Parent and (b) the raising of at least $10 million at a pre-money Parent valuation of $85 million, all provided that the Executive is employed upon the achievement of the foregoing.

c.    Other Agreements. The Executive’s entitlement to any equity incentives that may be approved is conditioned upon the Executive’s signing of the applicable equity incentive award agreement and is subject to its terms and the terms of the Share Incentive Plan, including the vesting requirements outlined above.

d.    Certain Terms. For purposes of this Agreement “fully diluted capitalization” shall mean (A) the number of ordinary shares of the Parent actually outstanding plus (B) the number of ordinary shares of the Parent issuable upon conversion of all preferred shares of the Parent outstanding at such time plus (C) the number of ordinary shares of the Parent issuable upon conversion or exercise, as the case may be, of all other securities of the Parent outstanding as of such time convertible into, exercisable for, or exchangeable for, directly or indirectly, ordinary shares (including, without limitation, options and warrants), disregarding any vesting or similar provisions plus (D) the number of ordinary shares of the Parent reserved for issuance at such time under any share option, equity incentive or similar plan (to the extent not subject to already issued but unexercised share options or other equity incentives).

4.	AT-WILL EMPLOYMENT; TERMINATION BY COMPANY

a.    At-Will Termination by Company. The Executive’s employment with the Company shall be “at-will” at all times. The Company may terminate the Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided herein.

b.    Severance. Except in situations where the employment of the Executive is terminated for Cause, by Death or by Complete Disability (as defined in Section 5 below), in the event that the Company terminates the Executive’s employment at any time or the Executive terminates his employment for “Good Reason” as provided for in Section 6(b) below the Executive will be eligible to receive the following payments and severance benefits (collectively, “Severance”):

(i)	after the first anniversary of the agreement date, an amount equal to six (6) months of the Executive’s then-current Base Salary, payable in six (6) equal monthly installments commencing within ten (10) days of the effective date of the Release, provided that concurrent with an S-1 registration statement for the initial offering of the Parent’s ordinary shares becoming effective, the Severance shall automatically increase to twelve (12) months of the Executive’s then-current Base Salary, payable in twelve (12) equal monthly installments commencing within ten (10) days of the effective date of the Release;

(ii)	if the Executive elects to continue his medical and/or dental coverage under COBRA, the Company shall pay the premiums for COBRA coverage for Executive and his qualified dependents (or, for such portion of the COBRA Continuation Period (as defined below) that the Company continues to be obligated to reimburse the Executive for the cost of COBRA premiums under Section 2.c., to reimburse the Executive for the cost of COBRA premiums associated with his continued coverage under the plans of his prior employer) until the earlier of (a) six (6) months following the date of the Executive’s termination (twelve (12) months following an IPO) or (b) the date the Executive becomes eligible for comparable coverage under another employer’s plan(s) (such period, the “COBRA Continuation Period”); and

(iii)	if such termination is (x) by the Company within the period commencing upon a Deemed Liquidation (as defined in the Parent’s Articles of Association in effect from time to time) and ending six (6) months following a Deemed Liquidation, the vesting of all unvested shares, options, or other equity incentive awards available to or held by the Executive shall be accelerated such that all such shares, options or other equity incentive awards shall be deemed vested in full with respect to all service related vesting conditions (but subject to the achievement of any financial targets that may otherwise remain applicable) or (y) by the Executive for “Good Reason” additional vesting only to the extent as provided for in Section 6(b) below.

The Executive’s eligibility for Severance is conditioned on the Executive having first signed a release agreement in the form attached as Exhibit A (the “Release”) and such Release becoming effective pursuant to its terms no later than sixty (60) days following the date of termination of the Executive’s employment (the “Release Deadline”). The Executive shall not be entitled to any Severance if Executive’s employment is terminated pursuant to Section 5 for Cause, by Death or by Complete Disability or if the Executive’s employment is terminated by the Executive (except for a termination for Good Reason, as provided in Section 6.b below). Notwithstanding subsection (ii) above, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits set forth in subsection (ii) above without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay the Executive a taxable cash amount, which payment shall be made regardless of whether the Executive or the Executive’s eligible family members elect group health insurance coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company would have otherwise paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the COBRA Continuation Period.

5.	OTHER TERMINATIONS BY COMPANY

a.    Termination for Cause. For purposes of this Agreement, “Cause” shall mean: (i) the Executive commits a crime involving dishonesty or physical harm to any person; (ii) the Executive willfully engages in conduct that is in bad faith and materially injurious to the Company and/or the Parent, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) the Executive commits a material breach of this Agreement, which breach is not cured within thirty (30) days after delivery of written notice to the Executive by the Company; (iv) the Executive willfully refuses to implement or follow a lawful policy or directive of the Company or the Parent, which breach is not cured within thirty (30) days after delivery of written notice to Executive by the Company; or (v) the Executive engages in gross misfeasance or malfeasance demonstrated by a pattern of gross failure to perform job duties diligently and professionally. The Company may terminate the Executive’s employment for Cause at any time, without any advance notice except as required by law. The Company shall pay the Executive all compensation to which the Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.

b.    Termination By Death. Executive’s employment shall terminate automatically upon the Executive’s death. The Company shall pay to the Executive’s beneficiaries or estate, as appropriate, any compensation then due and owing. Thereafter, all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of the Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

c.    Termination By Complete Disability. If the Executive becomes Completely Disabled (as defined below), the Company may terminate Executive’s employment. “Completely Disabled” shall mean the inability of the Executive to perform his duties under this Agreement, even with reasonable accommodation, because he has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force, or, if the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the inability of the Executive to perform the Executive’s duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Board, based on medical advice or an opinion provided by a licensed physician mutually acceptable to the Board and the Executive (or the Executive’s legal representative), determines to have incapacitated the Executive from satisfactorily performing all of his usual services for the Company, with or without reasonable accommodation, for a period of at least 180 days during any 12-month period (whether or not consecutive). Based upon such medical advice or opinion, such determination of the Board shall be final and binding. The Company shall pay to the Executive all compensation to which the Executive is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect the Executive’s rights under any disability plan in which the Executive is a participant.

6.	TERMINATION BY EXECUTIVE

a.    At-Will Termination by Executive. The Executive may terminate employment with the Company at any time for any reason or no reason at all, upon four (4) weeks’ advance written notice. During such notice period the Executive shall continue to diligently perform all of the Executive’s duties hereunder. The Company shall have the option, in its sole discretion, to make the Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays the Executive all compensation to which the Executive is entitled up through the last day of the four week notice period.

b.    Termination for Good Reason. The Executive may terminate his employment for “Good Reason,” subject to satisfaction of the conditions set forth below. For purposes of this Agreement, “Good Reason” means a resignation based on any of the following events occurring in each case without Executive’s consent:

i.    a material diminution in Executive’s authority, duties, or responsibilities;

ii.    a material diminution in Executive’s Base Salary;

iii.    a change in the geographic location at which the Executive must perform the services to a location outside of the greater Los Angeles area; or

iv.    any other action or inaction that constitutes a material breach of the terms of this Agreement.

To constitute a resignation for Good Reason: (i) Executive must provide written notice to the Board within thirty (30) days of the initial existence of the event constituting Good Reason, (ii) Executive may not terminate his or her employment unless the Company or Parent (as applicable and acting at the direction of the Board) fails to remedy the event constituting Good Reason within sixty (60) days after such notice has been deemed given pursuant to this Agreement, and (iii) Executive must terminate employment with the Company and/or Parent (as applicable) no later than 30 days after the end of the 60-day period in which the Company and/or Parent (as applicable) fails to remedy the event constituting Good Reason. If the Executive terminates his employment for Good Reason, the Executive will be eligible to receive payments and severance benefits pursuant to Section 4.b, with section 4.b(iii) limited to twelve (12) months accelerated vesting, but conditioned on the Executive’s execution, delivery and non-revocation of the release set forth as Exhibit A.

7.	TERMINATION OBLIGATIONS

a.    Return of Property. The Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by the Executive incident to the Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of the Executive’s employment.

b.    Resignation and Cooperation. Upon termination of the Executive’s employment, the Executive shall be deemed to have resigned from all offices, committee memberships and directorships then held with the Company, the Parent or any of their respective subsidiaries, except as may otherwise be agreed upon in writing by the Company, the Parent and the Executive in connection with such termination. Following any termination of employment, the Executive shall cooperate with the Company and the Parent in the winding up of pending work on behalf of the Company and the Parent and the orderly transfer of work to other employees. The Executive shall also cooperate with the Company and the Parent in the defense of any action brought by any third party against the Company or the Parent that relates to the period in which the Executive was employed by the Company or with respect to any matters for which the Executive had knowledge or responsibility during his tenure and the Company will reimburse the Executive for all reasonable out of pocket expenses incurred by the Executive in so cooperating.

c.    Continuing Obligations. The Executive understands and agrees that Executive’s obligations under Sections 7, 8 and 9 herein (including Exhibit B) shall survive the termination of the Executive’s employment for any reason and the termination of this Agreement.

8.	INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION

a.    Proprietary Information Agreement. The Executive agrees to sign and be bound by the terms of the Company’s Proprietary Information and Inventions Agreement (“Proprietary Information Agreement”) which is attached as Exhibit B.

b.    Non-Disclosure of Third Party Information. The Executive represents and warrants and covenants that the Executive shall not disclose to the Company or the Parent, or use, or induce the Company or the Parent to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and the Executive acknowledges and agrees that any violation of this provision shall be grounds for the Executive’s immediate termination and could subject the Executive to substantial civil liabilities and criminal penalties. The Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company or the Parent has requested or instructed the Executive to disclose or use any such third party proprietary information or trade secrets.

9.	ARBITRATION

Any dispute arising out of, or relating to, this Agreement or the breach thereof (excluding any breach of the Employee Proprietary Information and Inventions Assignment Agreement), or regarding the interpretation thereof, shall be exclusively decided by binding arbitration conducted in California in the County where the Company’s headquarters are then located in accordance with the rules of the JAMS Employment Arbitration Rules & Procedures then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. Each of the parties agrees that service of process in such arbitration proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in Section 12 below. The arbitrator shall have the authority to award costs and fees to the prevailing party as provided by applicable law to the same extent as a court. Otherwise, each party shall pay its own costs and attorney’s fees. The Company shall pay the costs and fees of the arbitrator and reimburse Employee for any filing fees paid to initiate arbitration. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

10.	AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by the Executive and by a duly authorized representative of the Company other than the Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

11.	ASSIGNMENT; BINDING EFFECT

a.    Assignment. The performance of the Executive is personal hereunder, and the Executive agrees that the Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

b.    Binding Effect. Subject to the foregoing restriction on assignment by the Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of the Executive.

12.	NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by e-mail, (c) by a nationally recognized overnight courier service; or (d) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. The Executive shall be obligated to notify the Company in writing of any change in the Executive’s address. Notice of change of address by the Company or the Executive shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

[TO BE COMPLETED]

Executive’s Notice Address:

Last known residential address of Executive on file with Company

13.	SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

14.	TAXES

a.    Withholding. All amounts paid under this Agreement (including without limitation Base Salary and Severance) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction or authorized by the Executive.

b.    Section 409A. Notwithstanding anything to the contrary herein, the following provisions apply to the extent benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until the Executive has a “separation from service” for purposes of Section 409A. Each payment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and the Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after the Executive’s separation from service, or (ii) Executive’s death.

If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which the Executive separates from service, the Release will not be deemed effective any earlier than the Release Deadline, and the severance benefits will not be payable to the Executive until the calendar year following the calendar year in which the Executive separates from service. Except to the minimum extent that payments must be delayed because the Executive is a “specified employee” or until the effectiveness or deemed effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the other provisions of this Agreement.

To the extent that any taxable reimbursements of expenses provided under this Agreement are subject to Section 409A, such reimbursements will be administered as follows: (i) the amount of any such expense reimbursement or in-kind benefit provided during the Executive’s taxable year shall not affect any expenses eligible for reimbursement in any other taxable year, (ii) the reimbursement of the eligible expense shall be made no later than the last day of the Executive’s taxable year that immediately follows the taxable year in which the expense was incurred, and

(iii) the Executive’s right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

The benefits provided under this Agreement are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

c.    280G. Notwithstanding anything to the contrary, in the event that any of the payments or benefits provided for in this Agreement or any other agreement or arrangement between the Executive and the Company (collectively, the “Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this Section 14.c., would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payments shall be either (i) provided in full, or (ii) provided as to such lesser extent which would result in no portion of such benefit being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis of the greatest amount of benefits notwithstanding that all or some portion of such benefits may be subject to the Excise Tax (the “Reduced Amount”). If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (i) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). If this Section 14.c. is applied to reduce an amount payable to the Executive, and the Internal Revenue Service successfully asserts that, despite the reduction, the Executive has nonetheless received payments which are in excess of the maximum amount that could have been paid to him without being subjected to any excise tax, then, unless it would be unlawful for the Company to make such a loan or similar extension of credit to the Executive, the Executive may repay such excess amount to the Company as though such amount constitutes a loan to the Executive made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under section 1274(d) of the Code in respect of such loan).

Notwithstanding any provision of this Section 14.c to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (i) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Executive as determined on an after-tax basis; (ii) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be eliminated before Payments that are not contingent on future events; and (iii) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced before Payments that are not “deferred compensation” within the meaning of Section 409A of the Code.

Unless the Company and the Executive otherwise agree in writing, any determination required under this paragraph shall be made by the Company’s independent public accountants (the

“Accountants”), whose determination shall be conclusive and binding upon all parties. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs of the Accountants in connection with any calculations contemplated by this section.

If the Reduction Method or Pro Rata Reduction Method in Section 14.c. is applied to reduce an amount payable to the Executive, and the Internal Revenue Service successfully asserts that, despite such reduction, the Executive has nonetheless received payments which are in excess of the maximum amount that could have been paid to him without being subjected to any Excise Tax, then the Executive shall promptly repay such excess amount to the Company so that no portion of the remaining payment is subject to the Excise Tax.

15.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

16.	INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

17.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

18.	AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

19.	ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of the Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein, including without limitation the Proprietary Information and Inventions Agreement

attached as Exhibit B. To the extent that the practices, policies or procedures of the Company, now or in the future, apply to the Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in the Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, THE PARTIES HAVE DULY EXECUTED THIS AGREEMENT AS OF THE DATE FIRST WRITTEN ABOVE.

OTIC PHARMA INC.		THE EXECUTIVE

By:	/s/ Erez Chimovits	By:	/s/ Gregory J. Flesher
Name:	Erez Chimovits	Name:	Gregory J. Flesher
Title:	Chairman

EXHIBIT A

General Release Agreement

SEPARATION AGREEMENT AND GENERAL RELEASE

Gregory J. Flesher (“You”) and Otic Pharma Inc., a Delaware corporation (the “Company”), (collectively, the “Parties”) have agreed to enter into this Separation Agreement and General Release (“Agreement”) on the following terms:

Your employment with the Company terminated on             , 20      (the “Separation Date”).

If you seek reimbursement of any business expenses, you agree to submit your final expense reimbursement statement no later than the date you return the signed original of this Agreement to the Company, along with receipts or other supporting documentation. The Company will reimburse valid business expenses in accordance with its standard expense reimbursement policies.

To bring a smooth closure to your relationship with the Company, the Company would like to offer you severance benefits in exchange for a general release of claims.

Accordingly, you and the Company incorporate the above recitals into this Agreement, and agree as follows:

1.    Subject to your compliance with your promises and agreements contained in this Agreement and provided you do not revoke this Agreement, the Company agrees to provide you with the Severance Benefits set forth in Section 4.b. or Section 6.b., as applicable, of the Executive Employment Agreement between you and the Company, dated as of [            ], 2015.

2.    In exchange for the Severance Benefits and the Company’s other promises contained in this Agreement, you completely release the Company, its affiliated, related, parent or subsidiary entities, and its present and former owners, directors, officers, investors, attorneys, and employees (the “Released Parties”) from any and all claims you may now have or have ever had against the Company including all claims arising from your employment including, but not limited to, any claims arising under the Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the WARN Act or any state counterpart, the California Fair Employment and Housing Act, the California Labor Code or any other claims for violation of any federal, state, or municipal statutes or common law, including, without limitation, claims for alleged retaliation or wrongful termination of any kind, and any and all claims for attorneys’ fees and costs (the “Released Claims”); provided, however, that “Released Claims” shall exclude in any event (a) any rights or claims for indemnification you may have pursuant to any indemnification agreement with the Company, any policy of insurance, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights under stock options, stock purchase agreements and equity plans of the Company, defined benefit, defined contribution or other plan by virtue of his employment with the Company, (c) any rights or claims to workers compensation or unemployment compensation; (d) any rights that are not waivable as a matter of law; and (e) any rights or claims arising under or from this Agreement. The Parties intend for this release to be enforced to the fullest extent permitted by law.

3.    You represent that you have not initiated, filed, or caused to be filed and agree not to initiate, file, cause to be filed, or otherwise pursue any Released Claims against any of the Released Parties. You understand that this paragraph does not prevent you from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that you hereby waive any right to receive any monetary award resulting from such a charge or investigation and provided further that you agree not to encourage any person, including any current or former employee of the Company, to file any kind of claim whatsoever against the Company.

4.    You agree that because this release specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

5.    The Company and you also agree that this Agreement, and each of its terms, including the negotiations leading up to it, are confidential and neither of you will discuss the Agreement, or any of its terms or the negotiations leading up to it, with anyone except as applicable our respective attorneys, spouse or advisors without the other party’s prior written consent. Further, the Company and you agree that neither will make or publish, either orally or in writing, any disparaging statement regarding the other, the Released Parties, or the other’s employees, officers, directors, or customers, or in any way wrongfully impede or interfere with the other’s customer relationships. The Company and you understand and agree that the terms of this Section 5 are material terms of this Agreement, without which neither of you would have entered into this Agreement.

6.    Any requests for references regarding your employment by potential future employers or other third-parties shall be referred to the then current Chief Executive Officer of the Company who shall respond only that consistent with the Company’s policy, the Company will confirm only dates of employment and last position held and shall provide that information.

7.    You further acknowledge that this Agreement represents the entire agreement and understanding between the Parties regarding its subject matter, supersedes and replaces any and all prior agreements and understandings regarding its subject matter, with the exception of the Employee Proprietary Information and Inventions Assignment Agreement that you signed as a condition of your employment (“Proprietary Information Agreement”), and shall not be modified in any way except in writing executed by the you and the then current Chief Executive Officer of the Company. This Agreement shall be governed by the laws of the State of California, excluding its laws relating to choice of law. You also agree that if any term or portion of this Agreement is found to be unenforceable under applicable law, such finding shall not invalidate the whole Agreement, but the Agreement shall be construed as not containing the particular term or portion held to be invalid and the rights and obligations of the parties shall be construed and enforced accordingly. This Agreement is severable.

8.    You understand and agree that this Agreement provides you with consideration to which you are not otherwise entitled under the Company’s policies and practices or otherwise. You acknowledge that you have 21 days to consider this Agreement and you are advised to consult an attorney before signing the Agreement. You may sign the Agreement in fewer than 21 days if you choose to do so. You agree that even if there are any modifications made to the Agreement before you sign it, the 21 day period will not restart. You also acknowledge that you may revoke this Agreement within 7 days of signing it by delivering notice to that effect to the then current Chief Executive Officer of the Company at the Company’s principal executive office in a manner calculated to be received by the Company by close of business on the seventh day after you sign the Agreement. You understand and agree that this Agreement shall not become effective or enforceable until the 7-day revocation period has expired.

9.    The payments made under this Agreement are intended to be exempt from application of section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”), and structured to be distributed in the short-term deferral period, as defined under Treasury Regulation section 1.409A-1(b)(4), or the separation pay exemption, as provided in Treasury Regulation section 1.409A-1(b)(9). The timing of payments should be interpreted and construed consistent with these exemptions to Section 409A, or to the extent such exemptions are not available, in compliance with the requirements of Section 409A.

10.    You understand and agree that this Agreement is not an admission of guilt or wrongdoing by the Company and that the Company does not believe or admit that they have done anything wrong.

11.    Except as provided in this Agreement you will not receive any benefits or compensation.

12.    Finally, you acknowledge that you have been afforded every opportunity to and have read this Agreement, are fully aware of its contents and legal effect, and have chosen to enter into this Agreement freely, without coercion, and based on your own judgment.

[Remainder of Page Left Intentionally Blank]

Date delivered to employee:             , 20

YOU:		THE COMPANY:

By:		By:
Name:	Gregory J. Flesher	Name:
Title:		Title:

Date:		Date:

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

As a condition of my employment with Otic Pharma Inc. and its parents (including but not limited to Otic Pharma Ltd.), subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following terms under this Proprietary Information and Inventions Agreement (this “Intellectual Property Agreement”):

1.	EMPLOYMENT

a.    I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.

b.    I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

2.	Confidential Information

a.    Company Information. I agree at all times during the term of my employment (my “Relationship with the Company”) and thereafter to hold in strictest confidence, and not to use except for the benefit of the Company or to disclose to any third party without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, business plans, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my Relationship with the Company), market research, works of original authorship, intellectual property (including, but not limited to, unpublished works and undisclosed patents), photographs, negatives, digital images, software, computer programs, ideas, developments, inventions (whether or not patentable), processes, formulas, technology, designs, drawings and engineering, hardware configuration information, forecasts, strategies, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation or inspection of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items that has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

b.    Other Employer Information. I agree that I will not, during my Relationship with the Company, improperly use or disclose any proprietary information or trade secrets of any

1

former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

c.    Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3.	Intellectual Property

a.    Assignment of Intellectual Property. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest in and to any original works of authorship, domain names, inventions, concepts, improvements, processes, methods or trade secrets, whether or not patentable or registrable under copyright or similar laws, that I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the service of the Company (collectively referred to as “Intellectual Property”) and that (i) are developed using the equipment, supplies, facilities or Confidential Information of the Company, (ii) result from or are suggested by work performed by me for the Company, or (iii) relate to the Company business or to the actual or demonstrably anticipated research or development of the Company. The Intellectual Property will be the sole and exclusive property of the Company. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent any Intellectual Property is not deemed to be work made for hire, then I will and hereby do assign all my right, title and interest in such Intellectual Property to the Company, except as provided in Section 3(e).

b.    Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Intellectual Property and any copyrights, patents, trademarks, domain names or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments and other instruments that the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company and its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Intellectual Property, and any copyrights, patents, trademarks, domain names or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Intellectual Property Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my assistance in perfecting

2

the rights transferred in this Intellectual Property Agreement, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent and copyright, trademark or domain name registrations thereon with the same legal force and effect as if executed by me. The designation and appointment of the Company and its duly authorized officers and agents as my agent and attorney in fact shall be deemed to be coupled with an interest and therefore irrevocable.

c.    Maintenance of Records. I agree to keep and maintain adequate and current written records of all Intellectual Property made by me (solely or jointly with others) during the term of my Relationship with the Company. The records will be in the form of notes, sketches, drawings, works of original authorship, photographs, negatives or digital images or in any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

d.    Intellectual Property Retained and Licensed. I provide below a list of all original works of authorship, inventions, developments, improvements, trademarks, designs, domain names, processes, methods and trade secrets that were made by me prior to my Relationship with the Company (collectively referred to as “Prior Intellectual Property”), that belong to me, that relate to the Company’s proposed business, products or research and development, and that are not assigned to the Company hereunder; or, if no such list is attached, I represent that there is no such Prior Intellectual Property. If in the course of my Relationship with the Company, I incorporate into Company property any Prior Intellectual Property owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Intellectual Property as part of or in connection with such Company property.

Prior Intellectual Property:

Title	Date	Identifying number or Brief Description

e.    Exception to Assignments. I understand that the provisions of this Intellectual Property Agreement requiring assignment of Intellectual Property to the Company are limited to Section 2870 of the California Labor Code, which is attached hereto as Appendix A, and do not apply to any intellectual property that (i) I develop entirely on my own time; and (ii) I develop without using Company equipment, supplies, facilities or trade secret information; and (iii) does not result from any work performed by me for the Company; and (iv) does not relate at the time of conception or reduction to practice to the Company’s current or anticipated business, or to its actual or demonstrably anticipated research or development. Any such intellectual property will be owned entirely by me, even if developed by me during the time period in which I am employed by the Company. I will advise the Company promptly in writing of any intellectual property that I believe meets the criteria for exclusion set forth herein and is not otherwise disclosed pursuant to Section 3(d) above.

3

f.    Return of Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all works of original authorship, domain names, original registration certificates, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment or other documents or property, or reproductions of any aforementioned items, developed by me pursuant to my Relationship with the Company or otherwise belonging to the Company or its successors or assigns.

4.	Notification of New Employer

In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer or consulting client of my rights and obligations under this Intellectual Property Agreement.

5.	No Solicitation of Employees

In consideration for my Relationship with the Company and other valuable consideration, receipt of which is hereby acknowledged, I agree that during the period of my Relationship with the Company as an employee, consultant, officer and/or director and for a period of twelve (12) months thereafter, I shall not solicit the employment of any person who shall then be employed by the Company (as an employee or consultant) or who shall have been employed by the Company (as an employee or consultant) within the prior two (2) -month period, on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly.

6.	Representations

I represent that my performance of all the terms of this Intellectual Property Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Intellectual Property Agreement.

7.	Equitable Relief

The Company and I each agree that disputes relating to or arising out of a breach of the covenants contained in this Intellectual Property Agreement may cause the Company or me, as applicable, to suffer irreparable harm and to have no adequate remedy at law. In the event of any such breach or default by a party, or any threat of such breach or default, the other party will be entitled to injunctive relief, specific performance and other equitable relief. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance.

8.	General Provisions

a.    Governing Law; Consent to Personal Jurisdiction. This Intellectual Property Agreement will be governed by the laws of the State of California as they apply to contracts

4

entered into and wholly to be performed within such state. I hereby expressly consent to the nonexclusive personal jurisdiction and venue of the state and federal for any lawsuit filed there by either party arising from or relating to this Intellectual Property Agreement.

b.    Entire Agreement. This Intellectual Property Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Intellectual Property Agreement, or any waiver of any rights under this Intellectual Property Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Intellectual Property Agreement.

c.    Severability. If one or more of the provisions in this Intellectual Property Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

d.    Successors and Assigns. This Intellectual Property Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its successors and assigns.

[Signature Page Follows]

5

IN WITNESS WHEREOF, the undersigned has executed this Proprietary Information and Inventions Agreement as of July 15, 2015.

By:	/s/ Gregory J. Flesher
Name:	Gregory J. Flesher

WITNESS:
By:
Name:
Address:

APPENDIX A

CALIFORNIA LABOR CODE SECTION 2870

Application of provision that employee shall assign or offer to assign rights in invention to employer.

1.    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

Result from any work performed by the employee for the employer.

2.    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.